Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of Guerrilla RF, Inc. (the “Company”) for the registration of common stock, of our report dated March 3, 2023, with respect to the consolidated financial statements of the Company for the years ended December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022. Our report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our report also contains an explanatory paragraph describing a change in accounting principle for leases due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification 842, Leases. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Raleigh, North Carolina

March 30, 2023